                                                                 Exhibit (h)(68)
                               THE RBB FUND, INC.
                              400 Bellevue Parkway
                           Wilmington, Delaware 19809

                         SHAREHOLDER SERVICING AGREEMENT

Gentlemen:

         We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares of Class OOO Common Stock, par value $.001 per share ("Class OOO Shares").

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide any or all of the following support services to Clients who may from time to time beneficially own Class OOO Shares:
(i) aggregating and processing purchase and redemption requests for Class OOO Shares from Clients and placing net purchase and redemption orders with our transfer agent, PFPC Inc.; (ii) providing Clients with a service that invests the assets of their account in Class OOO Shares pursuant to specific or pre-authorizing instructions; (iii) processing dividend payments from us on behalf of Clients; (iv) providing information periodically to Clients showing their positions in Class OOO Shares; (v) arranging for bank wires; (vi) responding to Client inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Class OOO Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) responding to Client inquires relating to dividends and distributions; (x) responding to Client inquires relating to Client account statements; (xi) responding to Client inquires relating to shareholder communications from us to Clients; (xii) providing Clients with information relating to developments affecting their Class OOO Shares; and (xiii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

         Section 2. You represent that: (a) any fees charged by you to your Clients in connection with the investment of their assets in Class OOO Shares will be disclosed to your Clients; (b) you will retain payments received by you hereunder only if an investment in Class OOO Shares has been authorized by your Clients; and (c) the compensation paid to you hereunder will not be excessive or unreasonable.

         Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

         Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or Class OOO Shares except those contained in our then current prospectus for such Class OOO Shares, copies of which will be supplied by us, or caused to be supplied by our distributor, to you, or in such supplemental literature or advertising as may be authorized by us in writing.

         Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or PFPC Distributors, Inc. in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Class OOO Shares by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of .10% of the average daily net asset value of the Class OOO Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Class OOO Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients' Class OOO Shares will be computed in the manner specified in your registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Class OOO Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, at our sole discretion, at any time upon notice to you. We may, in our discretion and without notice, suspend or withdraw the sale of Class OOO Shares, including the sale of such shares to you for the account of any Client or Clients.

         Section 7. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 8. We may enter into other similar Shareholder Servicing Agreements with any other person or persons without your consent.

         Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us.

         Section 10. This Agreement will be effective as of March 1, 2002. Unless sooner terminated, this Agreement will continue until March 1, 2003 and thereafter will continue automatically for successive annual periods ending on March 1, provided such continuance is specifically approved at least annually by us in the manner described in Section 13 hereof. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Directors as defined in Section 13 hereof) or by you upon notice to the other party herein.

         Section 11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown herein.

         Section 12. This Agreement will be construed in accordance with the laws of the State of Maryland and is non-assignable by the parties hereto.

         Section 13. The form of this Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Amended and Restated Non-12b-1 Shareholder Services Plan adopted by us regarding the provision of support services to the beneficial owners of Class OOO Shares or in any agreements related thereto ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o PFPC Distributors, Inc., 3200 Horizon Drive, King of Prussia, Pennsylvania 19406.

                                       Very truly yours,

                                       THE RBB FUND, INC.


Date:  April 3, 2002                   By:  /s/ Edward J. Roach
                                           --------------------
                                           Edward J. Roach
                                           Authorized Officer


                                       Accepted and Agreed to:

                                       BOGLE INVESTMENT MANAGEMENT, L.P.


                                       Address: 57 River Street
                                                Suite 206
                                                Wellesley, MA  02481



Date:    March 7, 2002                     By: /s/ John C. Bogle, Jr.
                                              ------------------------
                                        Name: John C. Bogle, Jr.
                                        Title: President